Exhibit 99.1
Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA
NEWS RELEASE	Contact:	Joel L. Thomas
(919) 379-4300

November 9, 2009

Alliance One International Reports Further Improvement in Second Quarter Operating Income

Morrisville, NC – November 9, 2009 – Alliance One International, Inc. (NYSE: AOI) today announced results for its second fiscal quarter ended September 30, 2009.

Second Quarter Results

Driven by core global operations, for the quarter and six months ended September 30, 2009, Operating Income increased $28.3 million and $39.2 million to $67.9 million and $119.1 million, respectively. During the second fiscal quarter this year the Company incurred a one time $40.3 million pre-tax, cash and non-cash debt retirement expense associated with the July-August 2009 debt refinancing, versus $1.0 million last year. Both negatively impacted Net Income. In that regard, for the second quarter ended September 30, 2009, the Company reported a net loss of $1.5 million, or $0.02 per basic share, compared to net income of $20.4 million, or $0.23 per basic share, last year.  Additionally, for the six months ended September 30, 2009, the Company reported net income of $13.0 million, or $0.15 per basic share, compared to net income of $35.7 million or $0.40 per basic share for the same period of the prior fiscal year.

Robert E. Harrison, Chief Executive Officer, said “Volume, sales and margins this quarter were improved versus last year and met our expectations. Improvements were achieved in what continues to be a very fluid environment with costs increasing in many markets, a US dollar that has begun to weaken again and implementation of certain manufacturer security of supply strategies that provide challenges as well as opportunities. Continued strong customer support and the positive impact of cost containment initiatives are key elements to our strategic plan execution.

“To better position ourselves in this operating environment, we have continued to focus on enhancing our capabilities to deliver specialized services and value-added products. As such, I am pleased to announce that we have just received six US Patent Office “Notices of Allowance” for three lower alkaloid variety burley tobaccos, developed over an eight year period utilizing conventional plant breeding methods at our R&D facility in Brazil.  We originally reported these new varieties in November 2007, which further reinforces our commitment to the industry’s ongoing research to develop new products. We believe these new varieties retain the desirable leaf quality, grower yields and smoking characteristics typical of existing Brazilian burley tobaccos and we have now started commercial production.  Also, on November 6th, we announced commencing work on a new 70 million kilo factory in the Brazilian State of Santa Catarina that will be operational for processing the 2011 crop. Our new factory will place processing closer to this key growing area, establish additional needed storage and meet our investment objectives.

Mr. Harrison concluded, “Looking to the future we are strengthening our balance sheet through continued emphasis on working capital management combined with our long term debt refinancing that we just completed during the quarter. Our refinancing extends maturities and successfully establishes a solid base for future business growth. Going forward, many industry drivers will remain unchanged, although our dynamic marketplace will present new challenges and no doubt new opportunities as well, that will transform our thinking and shape future performance improvements. Our global workforces’ overarching belief is focus on customer needs and requirements, combined with innovative solutions, will strengthen our ability to enhance future performance and ultimately create additional long-term shareholder value.”

Performance Summary for the Second Fiscal Quarter Ended September 30, 2009

The following is a brief overview of our financial results for the quarter ended September 30, 2009.  Additional information on our results may be found in our Quarterly Report on Form 10-Q filed on November 9, 2009.

Sales and other operating revenues increased 13.1% to $675.2 million in 2009 versus last year primarily driven by an 11.9% increase in quantities sold and a 1.7% average sales price increase.

South America Region tobacco sales increased $24.2 million resulting from a 12.7 million increase in kilos sold following the recovery of purchasing and processing delays from the first quarter and increased by-product sales. The effect of the change in product mix is that while average lamina and by-product sales prices increased this year, higher quantities sold of lower priced by-products caused the overall average selling price per kilo to decrease $0.43.

Other Regions tobacco sales increased $57.1 million mainly as a result of a $0.53 per kilo average sales price increase and an additional 4.3 million kilos sold. Volume increases were driven by African shipments delayed from the prior quarter as well as the larger current Malawi crop, while average African sales prices remained fairly constant.  European volumes and average selling prices increased, and combined with Euro strength, also resulted in increased revenue contribution. Partially offsetting these improvements were delayed shipments from Thailand and a $3.2 million decrease in African and European processing and other revenues driven by lower volumes.

Gross profit increased 32.8% to $106.8 million in 2009, and as a percentage of sales improved from 13.5% in 2008 to 15.8% this year.

South America Region gross profit increased $17.9 million primarily as a result of increased volumes that were delayed from the prior quarter and derivative financial instrument gains. Partially offsetting these improvements are significant exchange losses due to the volatility of the Brazilian Real this quarter compared to the same quarter in the prior year.

Other Regions gross profit increased $8.5 million mainly due to lower green costs and larger crop size in Malawi, gains on derivative financial instruments and increased volumes due to delayed shipments from last quarter.

Selling, administrative and general expenses increased 5.1% from 2008 to $42.1 million in 2009.  The increase is largely due to increased stock based compensation costs, as well as increased legal and professional fees, which were partially offset by hedging gains on forward currency contracts.

Other income (expense) was $3.1 million in 2009 compared to $(0.8) million in 2008, due to a $3.9 million gain primarily from the sale of a redundant Turkish warehouse this year. Impacting results were losses on the sale of receivables which were $(0.8) million in both 2009 and 2008 under our accounts receivable securitization.

Debt retirement expense was $40.3 million in 2009 compared to $1.0 million in 2008.  The 2009 increase was driven by our long term debt refinancing that included costs associated with the redemption of our prior senior and senior subordinated notes of $22.9 million in tender premiums, $16.9 million in accelerated non-cash debt issuance costs and original issue discounts, and $0.5 million in fees and other related costs. Debt prepayment in 2008 resulted in accelerated amortizing debt issuance costs.

Interest expense increased $6.4 million to $32.8 million in 2009 primarily due to slightly higher average borrowings and higher average interest rates on our seasonal borrowings compared to the prior year.

Liquidity and Capital Resources

As of September 30, 2009, available credit lines and cash increased 34.9% over the fiscal year ended March 31, 2009 to $660.8 million comprised of $97.5 million in cash, $554.9 million of credit lines and $8.4 million exclusively for letters of credit.

Additionally, from time to time in the future, we may elect to redeem, repay, make open market purchases, retire or cancel indebtedness prior to stated maturity under our various global bank facilities or outstanding public notes, as permitted.

2010 Fiscal Year, Second Quarter Financial Results Investor Call

The Company will hold a conference call to report financial results for its second fiscal quarter ended September 30, 2009, on November 9, 2009 at 5:00 P.M. ET. Those seeking to listen to the call may access a live broadcast on the Alliance One website. Please visit www.aointl.com fifteen minutes in advance to register.

For those who are unable to listen to the live event, a replay will be available by telephone from 8:00 P.M. ET, November 9th through 8:00 P.M. November 14th. To access the replay, dial (888) 203-1112 within the U.S., or (719) 457-0820 outside the U.S., and enter access code 4924617.  Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited.  Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts.  Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:  changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, and the impact of regulation and litigation on customers.  Additional factors that could cause AOI’s results to differ materially from those described in forward-looking statements can be found in AOI’s Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

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Alliance One International, Inc.

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2009	2008	2009	2008
Sales and other operating revenues	$675,154	$597,092	$1,085,638	$1,056,257
Cost of goods and services sold	568,328	516,647	890,850	899,149
Gross profit	106,826	80,445	194,788	157,108
Selling, administrative and general expenses	42,063	40,016	78,392	78,249
Other income (expense)	3,145	(825)	2,705	1,449
Restructuring and asset impairment charges (recovery)	-	(44)	-	452
Operating income	67,908	39,648	119,101	79,856
Debt retirement expense	40,288	954	40,288	954
Interest expense (includes debt amortization of $2,433 and $1,292 for the three months and $4,285 and $2,233 for the six months in 2009 and 2008, respectively)	32,776	26,385	57,744	50,814
Interest income	1,188	705	2,104	1,642
Income (loss) before income taxes and other items	(3,968)	13,014	23,173	29,730
Income tax expense (benefit)	(2,592)	(6,408)	9,673	(4,615)
Equity in net income of investee companies	-	1,099	-	1,099
Income (loss) from continuing operations	(1,376)	20,521	13,500	35,444
Income (loss) from discontinued operations, net of tax	-	(45)	-	463
Net income (loss)	(1,376)	20,476	13,500	35,907
Less: Net income attributable to noncontrolling interests	82	119	481	245
Net income (loss) attributable to Alliance One International, Inc.	$ (1,458)	$ 20,357	$ 13,019	$ 35,662

Amounts attributable to Alliance One International, Inc.
Income (loss) from continuing operations	$ (1,458)	$ 20,402	$ 13,019	$ 35,199
Income (loss) from discontinued operations	-	(45)	-	463
Net income (loss) attributable to Alliance One International, Inc.	$ (1,458)	$ 20,357	$ 13,019	$ 35,662

Basic earnings (loss) per share
Net income (loss) from continuing operations	$ (.02)	$ .23	$ .15	$ .39
Income (loss) from discontinued operations	-	-	-	.01
Net income (loss)	$ (.02)	$ .23	$ .15	$ .40

Diluted earnings (loss) per share
Net income (loss) from continuing operations	$ (.02)	$ .23	$ .14	$ .39
Income (loss) from discontinued operations	-	-	-	.01
Net income (loss)	$ (.02)	$ .23	$ .14	$ .40

Average number of shares outstanding
Basic	88,598	88,303	88,539	88,255
Diluted	88,598	89,076	100,425	89,175